Exhibit 10.8

Juno Therapeutics, Inc.

307 Westlake Avenue North, Suite 300

Seattle, WA 98109

May 27, 2015

Hyam Levitsky, M.D.

[omitted]

Dear Hy:

I am pleased to offer you a position with Juno Therapeutics, Inc. (the “Company”) as Executive Vice President, Research and Chief Scientific Officer, reporting to Hans Bishop, President and Chief Executive Officer, effective as of May 27, 2015 (the “Start Date”). Commencing on the Start Date, and during your employment with the Company, you will receive an annual base salary of $400,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you also will be eligible to participate in the employee benefit plans maintained by the Company of general applicability to other employees of the Company.

You will be offered the opportunity to earn an annual incentive bonus (the “Bonus”) with a target equal to 40% of your annual base salary (the “Target”) upon attainment of certain performance objectives to be determined by the Board of Directors of the Company (the “Board”), which Bonus will be prorated in 2015 based on the portion of the year served as an employee. The achievement of such objectives will be determined by the Board. Your Bonus, if earned, will be paid by the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned.

In addition, subject to the execution and delivery of this letter by you and by the Company, the Company will recommend that the Board grant you (i) an option award to purchase 175,000 shares of the Company’s Common Stock (the “Option Award”) and (ii) a restricted stock unit award for 145,000 shares of the Company’s Common Stock (the “RSU Award”). The recommended Option Award would vest and become exercisable as to 25% of the shares subject thereto on the one (1) year anniversary of the Start Date and as to an additional 1/48 of the shares subject thereto on each monthly anniversary thereafter, subject to your continuing to be a service provider of the Company through the applicable vesting dates. The recommended RSU Award would vest as to 47,500 of the shares subject thereto on the first anniversary of the Start Date, and 32,500 of the shares on each subsequent anniversary of the Start Date, such that 100% of the shares will have vested on the fourth anniversary of the Start Date, subject to your continuing to be a service provider of the Company through the applicable vesting dates. The Option Award and RSU Award would each be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and an award agreement thereunder. The Option Award would have an exercise price per share equal to the fair market value per share of the Company’s Common Stock on the date of the grant of such award, as such fair market value is determined in accordance with the 2014 Equity Incentive Plan. The RSU Award agreement would provide that a sufficient number of shares would be automatically sold from such RSU Award, in an arrangement intended to be compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), at each vest date to cover the Company’s required withholding obligations with respect to the vesting of the RSU Award on such date, and the proceeds of such sale would be provided to the Company for purposes of such withholding.

Should you accept the Company’s offer of employment, the Company will pay you a signing bonus of $500,000 less applicable withholding taxes, on the first payroll date after your Start Date. You will be obliged to pay back to the Company (i) 100% of the amount of the signing bonus if you resign from your employment with the Company without Good Reason on or before the first anniversary of your Start Date, or (ii) 50% of the signing bonus if you resign from your employment with the Company without Good Reason at any time between the first anniversary of your Start Date and the second anniversary of your Start Date.

You will be expected to base your employment with the Company in Seattle, Washington. To assist in your relocation, the Company will reimburse you for reasonable expenses you incur to make this transition, including but not limited to moving expenses, travel expenses, and temporary accommodation expenses related to you and your immediate family relocating to Seattle, maintaining your existing house for a period of one (1) year during the course of your relocation, and with your commute to Seattle prior to such relocation (collectively, “Relocation Expenses”), up to a maximum aggregate reimbursement of $100,000. Relocation Expenses must be substantiated in writing (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation or commuting cost), which evidence must be submitted to the Company (or, if instructed by the Company, the Company’s third party relocation vendor) within thirty (30) days any such Relocation Expense is incurred. The Relocation Expenses will only be reimbursed to you if you are an employee of the Company on the date of reimbursement or payment by the Company. The Company will also gross up your income for the amount (if any) required to be withheld by the Company for federal income taxes with respect to reimbursed Relocation Expenses. The Company will not gross up your income for any state income taxes for which you might have obligations prior to your move to the State of Washington, and you will be responsible for making any required income tax payments to such state directly. You will be obliged to pay back to the Company (i) 100% of the reimbursed Relocation Expenses and associated gross up if you resign from your employment with the Company without Good Reason on or before the first anniversary of your Start Date, or (ii) 50% of the reimbursed Relocation Expenses and associated gross up if you resign from your employment with the Company without Good Reason at any time between the first and second anniversaries of your Start Date.

The Company will also reimburse you for up to $5,000 in documented legal expenses incurred by you in connection with obtaining legal advice related to your potential employment with the Company, which amount would be payable to you at the end of the first payroll period following your Start Date.

During your employment, you shall be authorized to incur reasonable documented expenses in the performance of your duties. The Company shall reimburse you for all such expenses promptly after the presentation by you of itemized documentation reflecting such expenditures, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time.

You should be aware that your employment with the Company will be for no specified period and will constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice. The date you cease providing services for the Company shall be the “Termination Date,” provided, however, that, in the event you provide the Company with notice of resignation, the Termination Date shall be the effective date set forth in such notice, unless the you and the Company agree otherwise in writing.

If the Company terminates your employment other than for Cause, death or Disability, or if you terminate your employment for Good Reason, then you will be entitled to receive, subject to your executing and delivering to the Company, after such termination of employment, a written general release and, if desired by the Company, a consulting agreement that requires you to provide reasonable transition services for a period of up to nine (9) months, provided that such agreement shall not expect or require you to perform services that would preclude the termination of your employment from being a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall provide for payment of your reasonable out-of-pocket expenses incurred in providing the transition service, each in forms reasonably satisfactory to the Company (collectively, the “Release”), that become effective and irrevocable by the sixtieth (60th) day following your termination of employment (the “Release Deadline Date”), (i) continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months to be paid periodically in accordance with the Company’s normal payroll policies at a rate equal to the sum of your monthly base salary rate, in each case as in effect immediately prior to your termination (but without taking into, account any reduction of your base salary in breach of this letter), (ii) a pro-rata Bonus, which shall be calculated by multiplying the percentage of the Bonus year that has elapsed through the Termination Date by the greater of (A) your Target; or (B) your progress toward meeting the performance criteria applicable to the current Bonus year pro rated based on the fraction of the year elapsed through the Termination Date, provided that if such termination occurs between the beginning of a calendar year and the date on which a Bonus earned during the prior year has been paid, you will not forfeit any Bonus you have earned during that prior year but will be paid the prior year’s Bonus in an amount determined by the Board pursuant to the Company’s ordinary operation of its annual incentive program, and (iii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) pursuant to the Company’s normal expense reimbursement policy until the earlier of (A) a period of nine (9) months from the last date of employment of you with the Company, or (B) the date upon which you and/or your eligible dependents become covered under similar plans; provided, however, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage. In addition, if at any time before the first anniversary of your Start Date your employment by the Company terminates for any reason other than your resignation from your employment with the Company without Good Reason, then the vesting of 47,500 shares of the RSU Award will accelerate so that those shares would vest on the Termination Date rather than on the first anniversary of the Start Date.

Notwithstanding anything to the contrary under this letter, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will not receive such payment or any further reimbursements for COBRA premiums. Notwithstanding the foregoing, if the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or other separation benefits under this letter. In no event will severance payments or other separation benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by the following paragraph, if the Release becomes effective by the Release Deadline Date, severance payments and other separation benefits under this letter will commence on the Release Deadline Date. Except as required by the following paragraph, any installment payments that would have been made to you during the period from the date of your termination of employment through the date the Release becomes effective and irrevocable but for the preceding sentence will be paid to you on the Release Deadline Date, and the remaining payments will be made as provided in this letter.

Notwithstanding anything to the contrary in this letter, any severance payments or benefits under this letter that would be considered deferred compensation (the “Deferred Payments”) under Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) (the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) will not be paid until you have experienced a “separation from service” within the meaning of Section 409A. Additionally, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then the Deferred Payments that would otherwise be due to you on or within the six (6) month period following your separation from service but for this paragraph, will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

If your employment hereunder is terminated, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by you as a result of your employment by another employer, by retirement benefits, or otherwise.

For purposes of this letter, “Cause” means (i) a willful act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by you that the Board reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (iii) your gross misconduct (as defined under the Revised Code of Washington 50.04.294(4)); (iv) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any material obligations under any written agreement or covenant with the Company; or (vi) your continued substantial failure to perform your employment duties (other than as a result of your physical or mental incapacity) after you have received a written demand of performance from the Board that specifically sets forth the factual basis for the Board’s determination that you have not substantially performed your duties and have failed to cure such non-performance to the Board’s reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to you pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by you in good faith and in the best interest of the Company.

For purposes of this letter, “Disability” means: (i) an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) receipt of income replacement benefits for a period of not less than three (3) months, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, under an accident and health plan covering employees of the Company.

For purposes of this letter, “Good Reason” means your resignation within thirty (30) days following expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary (in which case, severance for a resignation shall be based upon your base salary prior to the reduction); (ii) a material diminution of your duties, responsibilities or reporting lines; (iii) a change in the location of your employment of more than fifty (50) miles; or (iv) the Company’s material breach of the terms of this letter (which shall include the failure of the Board to substantially grant the Option Award and/or RSU Award described on pages 1 and 2 of this letter) or any other material written agreement or covenant with you related to your provision of services to the Company. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured).

You acknowledge and agree that you will disclose to the Company any and all agreements that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Please notify the Company immediately if this is not the case. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

You agree that, during the term of your employment with the Company, you will not, without the prior written consent of the Company, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment. Notwithstanding the foregoing sentence, the Company understands that during the period between the Start Date and December 31, 2015, you will be involved in closing your research lab at Johns Hopkins University School of Medicine and assisting associated students, post-doctoral fellows and technicians to conclude or transition research and agrees that you may complete this outside work so long as it does not materially interfere with the performance of your obligations to the Company. The Company agrees that any intellectual property in the field of cancer immunology that is produced by research activities of this lab performed during or prior to this transition period are not Company Inventions (as defined in the At-Will Employment Agreement attached as Exhibit A hereto) and that you may amend the List of Prior Inventions and Original Works of Authorship up to and including January 31, 2016 to include such intellectual property as Prior Inventions.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct and other policies which are included or referenced in “The People Pact” (the Company’s employee handbook), which the Company will provide to you. To the extent that policies set forth in The People Pact conflict with those set forth in this offer letter, the offer letter shall control.

You are also required to sign and comply with an At Will Employee Agreement, in the form attached as Exhibit A hereto, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. To the extent that provisions set forth in the At Will Employee Agreement conflict with those set forth in this offer letter, the offer letter shall control.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) both you and the Company are waiving and hereby waive any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator acceptable to you and the Company who shall issue a written opinion, and (iv) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed At Will Employee Agreement by the Start Date or the terms and provisions of this letter shall terminate.

The Company will recommend to the Board that you be deemed an “executive officer” of the Company within the meaning of Item 401(b) of Regulation S-K under the Securities Act of 1933 and for purposes of Section 16 under the Exchange Act. In such event, you will become subject to Section 16 of the Exchange Act, including reporting requirements for transactions in the Company’s equity securities. In order to enable the Company to assist you with fulfilling such reporting requirements, you will be asked to sign and deliver the Section 16 power of attorney attached hereto as Exhibit B. The Company will also offer you the opportunity to enter into an indemnification agreement with the Company for your benefit, on the Company’s standard form of indemnification agreement for its directors and officers, as filed with the Securities and Exchange Commission.

To accept the Company’s terms of employment described herein, please sign and date this letter in the space provided below and return it to the Company by May 27, 2015. This letter and the At Will Employee Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to working with you at Juno Therapeutics, Inc.

Sincerely,

/s/ Hans Bishop
Hans Bishop
Chief Executive Officer, Juno Therapeutics, Inc.

Agreed to and accepted:

Signature:	/s/ Hyam Levitsky
Printed Name:	Hyam Levitsky
Date: May 27, 2015

Enclosures